Exhibit 3.1

AMENDMENT TO THE

BYLAWS

OF

GLEACHER & COMPANY, INC.

(Effective April 30, 2013)

Pursuant to the written consents of the holders of a majority of the outstanding shares of common stock of the Company, and Sections 2.11 and 7.9(a) of the Bylaws, the Bylaws are hereby amended as follows.

Amendments to Section 2.2

RESOLVED, that Section 2.2 of the Bylaws be, and it hereby is, amended and restated to read in its entirety as follows:

2.2  Annual Meetings

The Corporation shall hold annual meetings of stockholders on such date and at such time as shall be designated from time to time by the Board of Directors, at which meetings stockholders shall elect a Board of Directors and transact such other business as may properly be brought before the meeting.  Notwithstanding the previous sentence or anything else in the Bylaws to the contrary, the 2013 annual meeting of stockholders will be held at the offices of the Company, located at 1290 Avenue of the Americas, New York, NY 10104, at 9:00 a.m., local time, on May 23, 2013 and shall not be adjourned (and no adjourned meeting shall be further adjourned), unless such time and/or place and/or adjournment is approved by the affirmative vote of three-fourths of the directors present at a meeting of directors at which there is a quorum. Notwithstanding  anything else in the Bylaws to the contrary, the Board of Directors may not amend or repeal this Section 2.2, and no provision inconsistent herewith may be adopted, except by the affirmative vote of three-fourths of the directors present at any meeting of directors at which there is a quorum.

Amendments to Section 2.10

RESOLVED, that the first sentence of Section 2.10 of the Bylaws be, and it hereby is, amended and restated to read in its entirety as follows:

2.10 Required Vote

When a quorum is present at any meeting of stockholders, all matters other than the election of directors (which is governed by the provisions of Section 3.11), shall be determined, adopted and approved by the affirmative vote (which need not be by ballot) of the holders of a majority of the votes cast at a meeting of stockholders by the holders of shares entitled to vote thereon, unless the proposed action is one upon which, by express provision of the Delaware General Corporation Law or of the Certificate of Incorporation, a different vote is specified and required, in which case such express provision shall govern and control the decision of such question.

Amendment to Section 2.11

RESOLVED, that Section 2.11 of the Bylaws be, and it hereby is, amended by adding the following sentence to the end of such Section:

Notwithstanding anything else in the Bylaws to the contrary, the Board of Directors may not amend or repeal Section 2.11, and no provision inconsistent herewith may be adopted, except by the affirmative vote of three-fourths of the directors present at any meeting of directors at which there is a quorum.

Amendments to Section Relating to Special Meetings of the Board of Directors

RESOLVED, that the first paragraph of the Bylaw section which is numbered Section 3.6.2 but re-designated as Section 3.6.3 in the Amendment to the Bylaws effective March 26, 2013, and which currently reads as follows:

3.6.2  Special Meetings

Special meetings may be called at any time by any of the following means:  by the Chairman of the Board, by the Chief Executive Officer, by the President, by the Secretary, by resolution of the Board of Directors or, if the position of Chairman of the Board is vacant, by the Lead Independent Director of the Board. Special meetings shall be held at such places as shall be fixed by the person or persons calling the meeting and stated in the notice or waiver of notice of the meeting.

be, and it hereby is, amended and restated to read in its entirety as follows:

3.6.3  Special Meetings

Special meetings may be called at any time by the Chairman of the Board, by the Chief Executive Officer, by the President, by the  Secretary, or by any two (2) directors, by resolution of the Board of Directors or, if the position of Chairman of the Board is vacant, by the Lead Independent Director of the Board. Special meetings shall be held at such places as shall be fixed by the person or persons calling the meeting and stated in the notice or waiver of notice of the meeting.  Notwithstanding  anything else in the Bylaws to the contrary, the Board of Directors may not amend or repeal this Section 3.6.3 except by the affirmative vote of three-fourths of the directors present at any meeting of directors at which there is a quorum.

Amendments to Section 3.11

RESOLVED, that Section 3.11 of the Bylaws be, and it hereby is, amended and restated to read in its entirety as follows:

3.11  Majority Voting Standard and Director Resignation Policy

At any election of directors, each director shall be elected by the affirmative vote of the holders of a majority of the votes cast for directors (with broker non-votes and abstentions not treated as votes cast).  Any nominee who does not receive such affirmative vote shall not be elected even if such nominee receives more votes cast “for” than “against”. In any election of directors, any incumbent director who does not receive such affirmative vote shall immediately tender his or her resignation.  The Board of Directors (excluding the incumbent director in question) shall consider each such resignation and shall decide whether to accept it.

Amendments to Section 7.9(b)

RESOLVED, that Section 7.9(b) of the Bylaws be, and it hereby is, amended and restated to read in its entirety as follows:

(b)   By the Board of Directors. Subject to the Delaware General Corporation Law, the Certificate of Incorporation and these bylaws, these bylaws may also be amended or repealed, or new bylaws adopted, by the Board of Directors; provided, however, that as provided in the last sentence of Section 216 of the Delaware General Corporation Law, Section 3.11, having been approved by the stockholders of the Corporation, may not be amended or repealed, and no provision inconsistent herewith may be adopted, by the Board of Directors.